For period ending	August 31, 2016
	Exhibit 77Q1
File number	811-6292		Exhibit
77O


FORM 10f-3
Rule 144A Securities
FUND:  UBS U.S. Allocation Fund
Name of Adviser or Sub-Adviser:  UBS Asset
Management (Americas) Inc.
1.  Issuer:  MPH Acquisition Holdings 144A 7.125%
due 06/01/2024
2.  Date of Purchase:  05/25/2016
3.  Underwriter(s) from whom purchased:
Goldman Sachs & Co.
4.  "Affiliated Underwriter" managing or
participating in syndicate:
UBS Securities LLC
5.  Aggregate principal amount or number of
shares purchased:  2,915,000 (Firmwide)  30,000
(Fund)
6.  Aggregate principal amount or total number of
shares of offering:  $1,100,000,000
7.  Purchase price per unit or share (net of fees and
expenses):  $100
8.  Initial public offering price per unit or share:
$100
9.  Commission, spread or profit:  2.25%
10.  Have the following conditions been satisfied?
	YES	NO
a.	The securities are sold in an offering exempt
from registration under Section 4(2) of the
Securities Act of 1933, Rule 144A or Regulation D.
b.	The securities are sold to persons reasonably
believed to be "qualified institutional buyers"
("QIBs").
c.	The securities are reasonably believed to be
eligible for resale to other QIBs.
d.	The securities were purchased prior to the end
of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).

X_______


X_______

X_______





X_______


_______


_______

_______





_______

e.	The securities were purchased at a price not
more than the price paid by each other purchaser
in the offering or any concurrent offering.
f.	The underwriting was a firm commitment
underwriting.	YES

X_______

X_______	NO

_______
g.	The commission, spread or profit was
reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

X_______

_______
h.	The issuer of the securities and any predecessor
has been in continuous operation for not less than three years.

X_______

_______
i.	The amount of such securities purchased by the
Fund and all other accounts over which the Adviser
(or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.



X_______



_______
j.	No Affiliated Underwriter benefited directly or
indirectly from the purchase.
X_______

_______
Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, "Affiliated Underwriter" is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved: /s/ Leesa Merrill			Date:
8/8/2016
Print Name:  Leesa Merrill